Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Dividend of $0.26 per Share,

Announces June 30, 2013 Quarterly Financial Results

New York, New York, August 1, 2013 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly dividend of $0.26 per share payable on October 3, 2013 to stockholders of record as of September 19, 2013.

BlackRock Kelso Capital also announced financial results for the quarter ended June 30, 2013.

HIGHLIGHTS:

Investment Portfolio: $1,053.1 million

Net Assets: $694.5 million

Indebtedness (borrowings under credit facility, term loan, senior secured notes & convertible notes): $314.9 million

Net Asset Value per share: $9.37

Portfolio Activity for the Quarter Ended June 30, 2013:

Cost of investments during period: $185.8 million

Sales, repayments and other exits during period: $199.1 million

Number of portfolio companies at end of period: 41

Operating Results for the Quarter Ended June 30, 2013:

Net investment income per share: $0.29

Dividends declared per share: $0.26

Earnings per share: $0.16

Net investment income: $21.2 million

Net realized and unrealized losses: $9.2 million

Net increase in net assets from operations: $12.0 million

Net investment income per share, as adjusted1: $0.26

Net investment income, as adjusted1: $19.1 million

Portfolio and Investment Activity

During the second quarter, we experienced some portfolio repayments driven by an elevated amount of liquidity in the markets, which has contributed to a net reduction in our overall portfolio for the quarter. We invested $185.8 million during the three months ended June 30, 2013, and $231.8 million during the six months ended June 30, 2013, a slight increase over the $221.7 million invested during the same six month period one year ago. Sales, repayments and other exits of investment principal totaled $199.1 million during the three months ended June 30, 2013. In conjunction with the early repayments of certain of our investments during the quarter, we recognized $4.5 million in fees and prepayment penalties, increasing our 2013 total to $6.5 million, or $0.09 per share. Although we experienced a net reduction in our overall portfolio this quarter, we are pleased that our exits during the quarter were at par or above, and had a blended IRR, or cash on cash return, in excess of twelve percent.

At June 30, 2013, our portfolio consisted of 41 portfolio companies and was invested 43% in senior secured loans, 21% in senior secured notes, 21% in equity investments, 11% in unsecured or subordinated debt securities, and 4% in cash and cash equivalents. As compared to March 31, 2013, our equity and cash equivalents components increased 9% while our senior secured loans and unsecured or subordinated debt securities declined 9%. The composition of our portfolio invested in equity securities grew 5%, up from 16% last quarter end, resulting primarily from appreciation in our existing investments, as well as from additional equity securities received in connection with restructurings during the quarter. Our average portfolio company investment at amortized cost, excluding investments below $5.0 million, was approximately $22.6 million at June 30, 2013, down from $26.9 million at year end.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

The weighted average yield of the debt and income producing equity securities in our portfolio at its current cost basis was 12.1% at June 30, 2013. The weighted average yields on our senior secured loans, and our other debt securities at their current cost basis were 11.5% and 13.2%, respectively, at June 30, 2013. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents. In certain of our portfolio companies, we hold equity positions ranging from minority interests to majority stakes, which we expect will contribute to our investment returns over time.

At June 30, 2013, we had $43.9 million in cash and cash equivalents, $334.0 million available under our senior secured, revolving credit facility, and $36.3 million payable for investments purchased. Our leverage stood at 0.45 times at quarter end, a reduction from .50 times at year end, providing us with available debt capacity under our asset coverage requirements of $371.8 million at June 30, 2013.

Results of Operations

Results comparisons are for the three and six months ended June 30, 2013 and 2012.

Investment Income

For the three and six months ended June 30, 2013, our portfolio generated investment income of $36.1 million and $67.3 million, respectively. Of these totals, $5.1 million and $7.8 million, respectively, was fee income earned due to capital structuring, commitment and amendment fees, as well as prepayment penalties and fees earned in connection with the early repayment of certain investments. Remaining investment income, net of fees earned, was $31.0 million and $59.5 million for the respective periods, an increase of $2.7 million over the pre-fee levels earned during the first quarter of 2013. Although there was a 0.3% decline in the weighted average yields of our income producing securities over the prior quarter, there was still an increase in pre-fee investment income due to the exits of certain of our higher yielding assets occurring late in the quarter. Our current portfolio provides us with a stable base of net investment income regardless of new investment activity and associated fee income. Fee income also tends to be relatively consistent for our business on an annual basis, although at times it may be somewhat lumpy from quarter to quarter.

Expenses

Total expenses for the three and six months ended June 30, 2013 were $14.9 million and $33.1 million, respectively, versus $13.1 million and $27.3 million for the three and six months ended June 30, 2012. Of these totals, for the three and six months ended June 30, 2013, $5.2 million and $10.5 million, respectively, were base management fees, versus $5.5 million and $10.9 million for the three and six months ended June 30, 2012.

Incentive management fees for the three and six months ended June 30, 2013 were $2.1 million and $7.3 million, respectively, as compared to zero and $2.2 million for the three and six months ended June 30, 2012. With respect to incentive management fees based on income, $0.4 million and $1.9 million were earned for the three and six months ended June 30, 2013, as compared to zero and $2.2 million for the three and six months ended June 30, 2012. Although a larger amount of net investment income was generated for the current trailing four-fiscal quarter period, a proportionately larger amount of the income based incentive management fee earned was already paid during the prior periods, resulting in the smaller amount due and payable for the current trailing four-fiscal quarter period. The remainder of the 2013 amount is $5.4 million in incentive management fees accrued based on a hypothetical capital gains calculation, as required by GAAP. A hypothetical liquidation is performed each quarter possibly resulting in an incentive management fee accrual if the amount is positive. It should be noted, however, that a fee so calculated and accrued is not due and payable, if at all, until the end of each measurement period, or every June 30. As of the current June 30 measurement period end, no gains based incentive management fee is due and payable. However, the increase in the accrual for the current period is the result of $86.6 million of net unrealized appreciation on the balance sheet as of quarter end.

Interest and credit facility related expenses were $4.9 million and $9.7 million, respectively, for the three and six months ended June 30, 2013, compared to $5.0 and $9.7 million for the three and six months ended June 30, 2012. The comparable amounts reflect average debt outstanding of $313.9 million for the 2013 period at a weighted average cost of debt of 5.80%, as compared to average debt outstanding of $375.6 million for the 2012 period with a weighted average cost of debt of 4.96%.

Professional fees were $1.1 million and $0.5 million, respectively, for the six month periods ended June 30, 2013 and 2012. The spike in professional fees during the current period is due to a one-time legal fee accrual in connection with a portfolio company.

Removing the incentive management fee accrual based on capital gains, total expenses for the six months ended June 30, 2013 and 2012 were relatively consistent at $27.7 million and $27.3 million, respectively. Expenses also consist of investment advisor expenses, amortization of debt issuance costs, administrative services expense, director fees and miscellaneous other expenses.

Net Investment Income

Continuing our positive earnings momentum, net investment income totaled $21.2 million and $34.2 million, or $0.29 per share and $0.46 per share, respectively, for the three and six months ended June 30, 2013. Included in these amounts are $2.1 million and $7.3 million of aggregate incentive management fees, as required to be accrued under GAAP. Excluding such fees, and including $4.2 million and $6.3 million, respectively, of income based incentive management fees, had they been accrued ratably throughout the year, our net investment income, as adjusted, would have been $19.1 million, or $0.26 per share, and $35.2 million, or $0.48 per share. On a trailing four quarters basis, we continued to cover dividends paid out of our $1.04 per share of adjusted net investment income. Our portfolio continues to produce a stable amount of interest and dividend income relative to its size. Alternate presentations of net investment income per share reflecting adjustments to certain GAAP requirements can be found in the Supplemental table on page 8.

Net Realized Losses

Total net realized losses for the three and six months ended June 30, 2013 were $58.4 million and $58.2 million, respectively, compared to $75.9 million and $76.2 million for the three and six months ended June 30, 2012. Nearly all of our realized losses for the six months ended June 30, 2013 resulted from the restructuring of our debt and equity investments in Bankruptcy Management Solutions, Inc. and our debt investments in Dial Global, Inc. et. al. and AGY Holding Corp., and nearly the entire amount had already been reflected in unrealized depreciation on investments in prior periods. Details of the restructurings are as follows:

•

During April 2013, we restructured our investment in the 13.0% second lien loan of Dial Global, Inc. et. al. (“Dial”) with a fair market value of $38.6 million prior to restructuring. Post restructuring we hold half of the second lien term loans A & B which will PIK at a blended rate in excess of 14.0%, approximately 50% of Dial’s 15.0% PIK preferred stock, as well as equity warrants that will vest over time, all with a combined total fair market value for the new holdings of $30.9 million. Additionally, we invested $31.5 million in a 12.0% priority second lien term loan valued at par as of June 30th, and received a $0.5 million capital structuring fee in conjunction with our services performed in structuring the transaction. Dial is the largest network radio operator in the U.S.

•

During June 2013, we restructured our investments in the Bankruptcy Management Solutions, Inc. (“BMS”) first lien term loans A & B, second lien term loan and our controlling interest of the BMS common stock with an aggregate value of approximately $33.4 prior to the restructuring. Post restructuring, we hold a piece of first lien term loans A & B, as well as a controlling interest in the BMS common stock, and equity warrants with a combined total fair market value of $28.2 million as of June 30th. BMS is the leading national provider of Chapter 7 bankruptcy case management solutions for bankruptcy trustees.

•

During June 2013, we restructured our investment in the 11.0% AGY Holding Corp. (“AGY”) senior secured second lien notes with a fair market value of approximately $25.7 million into an 11.0% senior secured second lien note and an interest in AGY’s 20.0% PIK preferred stock with a combined total fair market value in the new holdings of $23.7 million. Additionally, we purchased $8.0 million of the 12.0% senior secured second lien loan valued at par as of June 30th. AGY is a leading manufacturer of glass yarn with applications in a diverse array of end markets.

Net Unrealized Appreciation or Depreciation

For the three and six months ended June 30, 2013, the change in net unrealized appreciation on investments and foreign currency translation was an increase in net unrealized appreciation of $49.2 million and $65.8 million, respectively, versus $74.5 million and $76.1 million for the three and six months ended June 30, 2012. Net unrealized appreciation at June 30, 2013 and 2012 was $86.6 million and $24.1 million, respectively. For the three months ended June 30, 2013, while certain of our portfolio companies had strong performance, there was underperformance in certain others, but we were pleased with an improved overall health of our investment portfolio. Removing the effects of reversals due to dispositions and restructurings during the quarter, unrealized appreciation would have increased by $9.7 million from the prior quarter.

Net Increase in Net Assets from Operations

The net increase in net assets from operations for the three and six months ended June 30, 2013 was $12.0 million and $41.8 million, or $0.16 per share and $0.56 per share, respectively. The net increase for the 2012 periods was $21.0 million and $41.3 million, or $0.29 per share and $0.56 per share, respectively. The increase for the latter 2013 period was reduced in part by net realized and unrealized losses of $9.2 million. As compared to prior periods, we earned a relatively stable base of investment income, but were negatively impacted by the portfolio’s net realized losses. Our net asset value per share at June 30, 2013 was $9.37, an increase of $0.06 per share over a $9.31 net asset value per share at year end.

Liquidity and Capital Resources

We have accomplished many of our strategic initiatives during the quarter, including finalizing on favorable terms the restructuring of three portfolio companies we have been actively engaged in since year end, and diversifying our funding sources with a $10.0 million principal amount senior secured term loan with attractive pricing. We are now in a position to utilize our available debt capacity to increase net investment income without raising additional equity capital.

On June 7, 2013, we entered into an additional $10.0 million of Senior Secured Term Loan Credit Commitments. The term loan has a maturity date of May 31, 2018, and the interest rate applicable to borrowings is generally LIBOR plus an applicable spread of 3.75%, or an alternate base rate, as defined in the governing agreement, plus an applicable spread of 2.75%.

At June 30, 2013, we had approximately $7.6 million in cash and cash equivalents, net of payables for investments purchased, $314.9 million in debt outstanding and, subject to leverage and borrowing base restrictions, $334.0 million available for use under our amended and restated senior secured revolving credit facility, which matures in March 2017. Relative to our $1.1 billion dollar portfolio at fair value, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At June 30, 2013, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 315% and were in compliance with all financial covenants under our debt agreements. Cash provided by (used in) operating activities for the six months ended June 30, 2013 and 2012 was $101.4 million and ($68.0) million, respectively. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Dividends

On July 31, 2013, our Board of Directors declared a quarterly dividend of $0.26 per share, payable on October 3, 2013 to stockholders of record at the close of business on September 19, 2013.

We continue to remain focused on our dividend coverage. Our net investment income, as adjusted, was $0.26 per share for the three months ended June 30, 2013, relative to dividends declared of $0.26 per share for the same period. Although challenging in today’s environment, we remain confident that we will be able to earn adjusted net investment income on an annual basis that supports our dividend.

We have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income; and to avoid an excise tax imposed on RICs, we must distribute annually to our stockholders at least 98% of our ordinary income and 98.2% of our net capital gains. As part of our strategic tax planning, from time to time we are able to reduce our investment company taxable income by losses taken on ordinary assets, thus minimizing the amount of taxable income to be reported by our shareholders. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2012.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the six months ended June 30, 2013 and 2012, dividends reinvested pursuant to our dividend reinvestment plan totaled $2.6 million and $3.0 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2013, the repurchase plan was further extended through June 30, 2014, with 1,331,143 shares remaining authorized for repurchase. There were no purchases under the plan during the three and six months ended June 30, 2013. Since inception of the repurchase plan through June 30, 2013, we have purchased 1,425,507 shares of our common stock on the open market for $9.5 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday August 1, 2013 to discuss its second quarter 2013 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 79034571). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 5:30 p.m. on Thursday, August 1, 2013 and ending at midnight on Thursday, August 8, 2013. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 79034571. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

PRIOR TO THE WEBCAST/TELECONFERENCE, AN INVESTOR PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL WILL BE POSTED TO BLACKROCK KELSO CAPITAL’S WEBSITE WITHIN THE PRESENTATIONS SECTION OF THE INVESTOR RELATIONS PAGE (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $714,608,812 and $849,028,227)	$727,324,583	$850,511,125
Non-controlled, affiliated investments (cost of $90,152,187 and $50,983,674)	130,937,828	67,750,172
Controlled investments (cost of $114,813,492 and $137,337,392)	150,958,439	143,336,244

Total investments at fair value (cost of $919,574,491 and $1,037,349,293)	1,009,220,850	1,061,597,541
Cash and cash equivalents	43,851,523	9,122,141
Unrealized appreciation on forward foreign currency contracts	—	369,417
Receivable for investments sold	15,551,952	504,996
Interest receivable	16,365,810	14,048,248
Prepaid expenses and other assets	9,507,016	4,375,527

Total Assets	$1,094,497,151	$1,090,017,870

Liabilities
Payable for investments purchased	$36,251,309	$440,243
Debt	314,857,385	346,850,000
Interest payable	7,504,197	5,277,132
Dividend distributions payable	19,265,446	19,196,418
Base management fees payable	5,189,226	5,626,893
Incentive management fees payable	11,285,066	20,277,930
Accrued administrative services	271,136	277,000
Other accrued expenses and payables	5,422,677	4,692,562

Total Liabilities	400,046,442	402,638,178

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 75,523,371 and 75,257,888 issued and 74,097,864 and 73,832,381 outstanding	75,523	75,258
Paid-in capital in excess of par	921,279,979	917,534,577
Distributions in excess of net investment income	(26,602,276)	(22,291,022)
Accumulated net realized loss	(277,451,631)	(219,270,607)
Net unrealized appreciation (depreciation)	86,625,790	20,808,162
Treasury stock at cost, 1,425,507 and 1,425,507 shares held	(9,476,676)	(9,476,676)

Total Net Assets	694,450,709	687,379,692

Total Liabilities and Net Assets	$1,094,497,151	$1,090,017,870

Net Asset Value Per Share	$9.37	$9.31

BlackRock Kelso Capital Corporation Consolidated Statements of Operations (Unaudited)	Three months ended June 30, 2013	Three months ended June 30, 2012	Six months ended June 30, 2013	Six months ended June 30, 2012
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$26,914,678	$28,049,784	$51,746,787	$54,258,960
Non-controlled, affiliated investments	1,134,866	1,484,764	2,082,871	3,015,943
Controlled investments	2,394,997	1,777,957	4,938,544	3,430,697

Total interest income	30,444,541	31,312,505	58,768,202	60,705,600
Fee income:
Non-controlled, non-affiliated investments	4,807,160	3,708,563	7,548,819	7,088,175
Non-controlled, affiliated investments	—	66,682	—	133,364
Controlled investments	267,933	39,245	288,680	78,491

Total fee income	5,075,093	3,814,490	7,837,499	7,300,030

Dividend income:
Non-controlled, non-affiliated investments	542,750	339,282	586,185	667,312
Non-controlled, affiliated investments	73,839	—	73,839	—
Controlled investments	—	—	—	—

Total dividend income	616,589	339,282	660,024	667,312

Total investment income	36,136,223	35,466,277	67,265,725	68,672,942

Expenses:
Base management fees	5,189,226	5,522,189	10,539,182	10,912,637
Interest and credit facility fees	4,915,024	5,024,200	9,673,040	9,737,143
Incentive management fees	2,069,605	—	7,333,715	2,213,859
Amortization of debt issuance costs	496,542	627,780	862,548	1,255,559
Investment advisor expenses	482,745	488,961	1,040,843	852,646
Professional fees	476,223	384,677	1,106,420	503,531
Administrative services	181,825	170,203	433,141	252,534
Director fees	161,500	112,797	279,500	233,563
Other	943,679	752,233	1,813,404	1,304,021

Total expenses	14,916,369	13,083,040	33,081,793	27,265,493

Net Investment Income	21,219,854	22,383,237	34,183,932	41,407,449

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(26,340,317)	(75,324,493)	(26,287,812)	(75,335,590)
Non-controlled, affiliated investments	—	(181,608)	21	(317,905)
Controlled investments	(32,659,817)	—	(32,660,160)	—
Foreign currency	605,768	(409,137)	766,927	(579,712)

Net realized loss	(58,394,366)	(75,915,238)	(58,181,024)	(76,233,207)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	16,270,922	72,311,953	22,003,879	78,884,010
Non-controlled, affiliated investments	9,604,746	2,575,713	24,019,143	1,013,104
Controlled investments	23,958,104	(1,153,154)	20,180,439	(5,269,379)
Foreign currency translation	(635,863)	779,629	(385,833)	1,478,407

Net change in unrealized appreciation or depreciation	49,197,909	74,514,141	65,817,628	76,106,142

Net realized and unrealized gain (loss)	(9,196,457)	(1,401,097)	7,636,604	(127,065)

Net Increase in Net Assets Resulting from Operations	$12,023,397	$20,982,140	$41,820,536	$41,280,384

Net Investment Income Per Share – basic	$0.29	$0.30	$0.46	$0.56

Earnings Per Share - basic	$0.16	$0.29	$0.56	$0.56

Weighted-Average Shares Outstanding - basic	74,096,355	73,553,800	74,027,408	73,485,712

Net Investment Income Per Share - diluted	$0.27	$0.30	$0.45	$0.56

Earnings Per Share - diluted	$0.16	$0.29	$0.54	$0.56

Weighted-Average Shares Outstanding - diluted	83,993,082	73,553,800	81,190,233	73,485,712

Dividends Declared Per Share	$0.26	$0.26	$0.52	$0.52

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2013	Three months ended June 30, 2012	Six months ended June 30, 2013	Six months ended June 30, 2012
GAAP Basis:
Net Investment Income	$21,219,854	$22,383,237	$34,183,932	$41,407,449
Net Investment Income per share	0.29	0.30	0.46	0.56

Addback: GAAP incentive management fee expense based on Gains	1,695,021	—	5,415,747	—
Addback: GAAP incentive management fee expense based on Income	374,584	—	1,917,968	2,213,859

Pre-Incentive Fee[2]:
Net Investment Income	$23,289,459	$22,383,237	$41,517,647	$43,621,308
Net Investment Income per share	0.31	0.30	0.56	0.59

Less: Incremental incentive management fee expense based on Income	4,178,233	3,822,955	6,276,473	6,412,379

As Adjusted[1]:
Net Investment Income	$19,111,226	$18,560,282	$35,241,174	$37,208,929
Net Investment Income per share	0.26	0.25	0.48	0.51

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and are the most effective indicator of the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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